April 10, 2014

Letter of Intent Between Lexaria Corp. in trust for a company to be named later (Newco) and Enertopia Corporation in trust for a company to be named later (Newco2) and Jeff Paikin on behalf of himself and XXXXX Ontario Inc., Owner of XXXXXXX, Ontario

This letter of intent, to be executed on behalf of a corporation to be incorporated by Lexaria Corp. and Enertopia Corporation(Lessee) and Mr. Jeff Paikin of XXXX Ontario Inc. (Lessor) sets out the Lessee’s and Lessor’s shared intent to enter into a lease agreement (the “Lease”) for warehouse space (the “Leased Premises”) in the building located at XXXXX, Ontario (the “Building”).

The terms and conditions to be properly set out in a binding lease and such other documentation as the parties shall determine necessary will include the following terms and conditions:

1.

Lease space to be approximately 30,000 square feet with a first right of refusal in favour of the Lessee to lease approximately an additional 45,000 square feet for a total of approximately 75,000 square feet as further space currently leased in the Building comes available.

2.

The rent for the Leased Premises shall be base rent of $5.00 per square foot, plus common area charges and taxes, which are currently $3.25 per square foot. All utilities will be in addition to the rent and billed directly to the Lessee.

3.	Lease term to be a minimum of 5 years, with the Lessee having an option to renew for three (3) further five (5) year terms at the market rate at the time of renewal.

4.

The Lessee will require tenant improvements to the Leased Premises. These improvements shall be performed by New Horizon Homes on behalf of the Lessee on a cost plus 10% basis. The “plus” shall be payable in shares of Lexaria Corp. and Enertopia Corporation as part of this arrangement.

5.	During the first 90 days of the initial 5 year lease, the Lessee shall have the option of paying its Base Rent with shares or with cash.

6.

The Lease shall be conditional for a period of 60 days in order to allow the Lessee to confirm that the zoning applicable to the Leased Premises allows for the Lessee’s intended use of the Leased Premises, in particular a legal marijuana growing operation. In exchange for the Lessor holding the Leased Premises for the Lessee for the 60 day conditional period, the Lessee will issue shares to the Lessor or as it may direct having a minimum value of $40,000 Canadian. If the Municipality does not approve medical marijuana for this location, the obligation of the Lessee ends and the remaining lease shall be null and void. This initial share payment shall satisfy all of the Lessees obligations if the use is not approved.

7.

KNY Architects will be retained by the Lessee in order to begin designing the space required. This will allow the design process to happen prior to the determination of the zoning decision. All costs of architectural to be borne by the Lessee.

8.

Where any shares of Lexaria Corp. and Enertopia Corporation are to be transferred to the Lessor or as it may direct, the intention is to determine the number of shares to be transferred based on the value of said shares at close of trading on April 9, 2014, with the shares transferred at the lowest legal transfer price based on the April 9, 2014 closing price. All share transfers shall be in accordance with the Exchange and Commission guidelines.

9.	All obligations and responsibilities of the Lessee shall be shared by Lexaria Corp. assuming 55% and Enertopia Corp. assuming 45%.

10.

This Letter of Intent sets out our shared intentions but does not create a binding Lease. The intended relationship set out in this Letter of Intent shall be solely governed by a binding lease agreement in the Lessor’s standard form, but containing those terms and conditions set out in this Letter of Intent or as otherwise agreed between the parties. It is also implicit in this understanding that the intent of all the parties is to run a first class operation that can become an industry model for the best approach to carrying on a legal marijuana growing operation.

LEXARIA CORP.

_____________________________________
I have the authority to bind the corporation

ENERTOPIA CORP.

_____________________________________
Robert McAllister, CEO
I have the authority to bind the corporation

XXXX ONTARIO INC.
Per:

_____________________________________
Jeff Paikin, President
I have the authority to bind the corporation